Exhibit 5.1

VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in
Basel-City

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Basel, 16 November 2012

Tyco International Ltd.

Dear Sirs,

We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares (the “Company”), in connection with the issuance of common shares.

This opinion is being rendered at the request of the Company in connection with the Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on or about 16 November 2012 (the “Form S-8”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, of common shares in the Company, each share currently having a par value of CHF 6.70 (the “Shares”), which may be issued from time to time under the Plan (as defined below).

We understand that the Company is party to the Tyco International Ltd. 2012 Stock and Incentive Plan (the “Plan”).

I.                                               DOCUMENTS

For purposes of rendering this opinion, we have examined and relied on the following documents:

a)                                              an excerpt from the register of commerce of the canton of Schaffhausen in respect of the Company, certified by such commercial register to be up-to-date as of 23 March 2012 (the “Excerpt”);

b)                                              articles of association of the Company dated 7 March 2012 as filed with the register of commerce of the canton of Schaffhausen (“Articles of Association”);

c)                                               the Plan; and

d)                                              a copy of a secretary’s certificate dated 31 October 2012, and signed by Mrs Andrea Goodrich, certifying that the board of directors of the Company (the “Board”) has approved the Plan by a resolution dated 12 July 2012.

The documents referred to a) to d) are referred to together as the “Documents”.

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.                                          ASSUMPTIONS

In giving this opinion, we have assumed that:

a)                                              all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                                              all signatures on the Documents are genuine;

c)                                               no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company outside Switzerland, no litigation, administrative or other proceeding of or before any non-Swiss governmental authority is pending against the Company outside Switzerland and that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues outside Switzerland;

d)                                              the legal capacity, power and authority of each of the parties (other than the Company) to enter into and perform its obligations under the Plan as well as the due authorization, execution and delivery of the Plan or any document thereunder by each of the parties thereto (including the Company) and that all consents or approvals from and filings, registrations and notifications with or to all governmental authorities (other than in Switzerland) required in connection with the execution, delivery and performance of the Plan have been obtained or made and are in full force and effect;

e)                                               the Plan is in full force and effect, have not been rescinded, either in whole or in part, by the Board and that there is no matter affecting the authority of the Board to approve the adoption or assumption of the Plan and filing of the registration statement which would have any adverse implication in relation to the opinions expressed herein;

f)                                                the Plan constitutes legal, valid, binding and enforceable obligations of the Company under the governing law;

g)                                               all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland,

for the legality, validity and enforceability of the Plan have been duly obtained and are and will remain in full force and effect;

h)                                              the exercise of the options under the Plan will be conducted in writing in the manner described in the Plan;

i)                                                  the exercise price of any option granted is at least the current par value of CHF 6.70 per Share and is paid by the option holder to the Company;

j)                                                 at the time of any issuance of Shares under the Plan, the Company will have according to article 6 para. 1 of the Articles of Association sufficient either conditional share capital to issue the required number of new shares of the Company, or own shares held in treasury, to be delivered to option holders exercising options granted under the Plan; and

k)                                              (i) the requisite reports of the Company’s auditors according to article 653f of the Swiss Code of Obligations (the “CO”), (ii) the amendments of the Articles of Association according to article 653g CO, and (iii) the entry of the share capital increase into the commercial register of the canton of Schaffhausen will be given or made.

III.                                     OPINIONS

On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)                                              The Company has been registered in the register of commerce of the canton of Schaffhausen pursuant to art. 161 SIPL as Swiss company limited by shares (Aktiengesellschaft) according to article 620 et seq. CO and is duly incorporated and validly existing as a company limited by shares under the laws of Switzerland with a share capital of CHF 3’258’632’435.00 divided in 486’363’050 common shares (Namenaktien) with a par value of CHF 6.70 each, having unlimited corporate existence and the capacity to carry out its business, to own its property and to sue and to be sued in its own name.

b)                                              The Shares when issued and paid for in accordance with the Articles of Association and, provided the issue price for such Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV.                                      QUALIFICATIONS

This opinion is subject to the following qualifications:

This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by the parties to the Plan or any matters of fact.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion is exclusively addressed to the addressee for its own use and benefit and may not be relied upon by any other person or copies distributed to any other person. We consent to the filing of this opinion as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we are within the category of persons, whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ David Jenny
David Jenny